Exhibit 10.1

INTERDIGITAL
AMENDED AND RESTATED LONG-TERM COMPENSATION PROGRAM
The Long-Term Compensation Program (the “Program”) of InterDigital, Inc. (the “Company”) is designed to incentivize employees to exercise their best efforts toward ensuring the success of the Company. All regular full-time and regular part-time employees (as defined in the Company’s Employee Handbook) of the Company and its affiliates are eligible to participate in one or more components of the Program, based on their level within the organization, provided that they are qualified to participate in Company 2009 Stock Incentive Plan (as may be amended or modified from time to time, the “Plan”). If applicable, these Program components are offered pursuant to, and are subject to, the Plan.
Program Participation Levels and Payout Targets. Each participant’s level of participation in the Program is a target percentage of their annual base salary at the time of commencement in the Program, based on their level within the organization pursuant to the chart set forth below:

Organizational Level	Target Payout (% of Annual Base Salary)
Chief Executive Officer	TBD per each Cycle (as defined below)
Senior Executive Vice President or Executive Vice President (or functional equivalent)*	TBD per each Cycle (as defined below)
Vice President (or functional equivalent)	40 - 50%
Senior Director (or functional equivalent)	35 - 45%
Director (or functional equivalent)	30 - 40%
Senior Manager/Manager (or functional equivalent)	10 – 20%
Non-Manager (or functional equivalent):	5 – 15%
*. The C.E.O. (or the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in the case of Section 16 Officers) will, in his sole discretion, designate the specific Target Payout for all Senior Executive Vice Presidents and Executive Vice Presidents in either a set dollar amount or a specific percentage of annual base salary based on their role within the Company and their ability to effect the success of the Company and the achievement of its long-term goals. Additionally the C.E.O. will, in his sole discretion, designate the specific Target Payout for all other Organizational Levels within the ranges designated above.
Program Cycles. The Program consists of cycles (each a “Cycle”) that are each generally three years in length, normally commencing on or about January 1st of each year.
Compensation Components. The Program consists of three (3) possible components: (1) a Restricted Stock Unit Program (“RSU Program”) consisting of awards of time-based restricted stock units (“RSUs”), (2) a Long-Term Incentive Plan (the “LTIP”) providing performance-based awards in the form of cash, equity-based awards or equity (or a combination thereof) and (3) a Stock Option Program (“Option Program”). The C.E.O (or the Compensation Committee in the case of Section 16 Officers) will determine annually, what percentage of Program participation each level of Participants receive in the form of time-based RSUs granted pursuant to the RSU Program, performance based awards pursuant to the LTIP and stock option awards pursuant to the Option Program.
(1) RSU Program. The RSU Program provides all eligible Program participants with an opportunity to share in the growth of the Company’s value in the marketplace and rewards participants based on the performance of the Company’s stock over time through awards of time-based RSUs.
A time-based RSU is a contractual right to receive a share of Company common stock, par value $0.01 per share, subject to vesting and other terms and conditions of the award. Pursuant to the RSU Program, each eligible Program participant will receive an award of time-based RSUs no later than February 15 of the first year of the Program Cycle, and each such award shall generally have a three-year vesting period, with the vesting schedule to be determined by the Compensation Committee in its sole discretion. Each time-based RSU recipient will receive terms and standard terms and conditions setting forth the terms and conditions of each RSU grant.
(2) Long-Term Incentive Plan. The Long-Term Incentive Plan (the “LTIP”) provides eligible Program participants with performance-based awards that may be paid out, as determined by the Compensation Committee, in its sole discretion, in the form of cash, Company common stock, equity-based awards or any combination thereof. The allocation of the awards in either cash, Company common stock or equity-based awards may be determined at any time during the Cycle. Any payout under the LTIP is determined by the Compensation Committee in its sole discretion based on the Company’s achievement of one or more performance goals during the Cycle period, as established and approved by the Compensation Committee. Payouts under the LTIP may exceed or be less than target, depending on the level of achievement of the performance goal(s). Unless the Compensation Committee, in its sole discretion, authorizes an exception, no payout may be made if the Company fails to achieve at least 80% of the performance goal(s) for the applicable Cycle, and the Company’s achievement of the performance goal(s) for any particular Cycle that exceeds the target is capped at 140%. The minimum performance achievement that qualifies for a payout (i.e., 80% achievement of the performance goals) results in a payout amount equal to 50% of target and the maximum payout performance achievement (i.e., 140% achievement or greater) results in a payout amount of no more than 200% of target. Each 1-percentage point variation in performance achievement results in a 2.5-percentage point variation in payout.
Payouts under the LTIP will be made no later than March 15th of the year following the end of each Cycle, provided that the participant is still employed on the date of payout. Each LTIP award recipient will receive terms and standard terms and conditions setting forth the terms and conditions of each LTIP award grant.
(3) Stock Option Program. The Stock Option Program (“Option Program”) provides eligible Program participants with an opportunity to share in the growth of the Company’s value in the marketplace and rewards participants based on the performance of the Company’s stock over time through awards of stock options.
A stock option is a contractual right to purchase a share of Company common stock at a certain exercise price per share, which is Fair Market Value (as such term is defined in the Plan) of the shares on the date of the grant and subject to the other terms and conditions of the award. Pursuant to the Option Program, each eligible Program participant will receive an award of stock options no later than February 15 of the first year of the Program Cycle and each such award shall generally have a three-year vesting period, with the vesting schedule to be determined by the Compensation Committee in its sole discretion. Each stock option recipient will receive terms and standard terms and conditions setting forth the terms and conditions of each stock option grant.
The number of RSUs awarded is calculated based on the target percentage of the annual base salary allocated to the particular component divided by the Company’s closing share price on the day prior to the award.
Program Participation
New Program Participants. A newly hired employee is eligible for pro-rata participation in the LTCP Cycle that began on January 1st of the hire year and full participation beginning with the next applicable Cycle, so long as they remain eligible. Participation in the pro-rata Cycle will be determined based on the amount of time (number of pay periods) remaining in the Cycle upon hire and will be determined by the Compensation Committee in its sole discretion.
Promotion during Program Cycle. If an employee is promoted within the first six months of the start of a LTCP Cycle and such promotion results in (i) an accompanying increase in his or her LTCP participation target or (ii) his or her participation in the LTIP for the first time, the benefit of the Program target increase or initial participation in the LTIP will be realized effective as of the date of the promotion for the Cycle that began on January 1st of the promotion year. If an employee is promoted at any other time during a Cycle, any change to their participation in the LTCP will be realized at the beginning of the next applicable Cycle, unless the Compensation Committee, in its sole discretion, authorizes an exception.
Effect of Termination of Employment. All LTIP awards, RSUs and stock options awarded under the Program are subject to the terms and conditions of the award, including vesting requirements. A Program participant must remain continuously employed by the Company or a Subsidiary (as such term is defined in the Plan) for the applicable vesting period pursuant to an LTIP award, RSU or a stock option and must continue to be employed at least until the time the LTIP payout is made in order to receive the LTIP payout. For purposes of this discussion of “effect of termination of employment”, references to the Company shall be deemed to include references to its Subsidiaries (as such term is defined in the Plan) as the context requires.
Any benefits from the Program are automatically forfeited and canceled without consideration therefor upon termination of employment; however, benefits may be eligible for partial vesting, as explained below, where the participant’s employment terminates due to his or her death, “disability,” or as a result of the termination of employment by the Company (or a Subsidiary) other than for “cause” (each as defined below).
Partial Vesting of RSU Award granted under the RSU Program. If a participant’s employment terminates due to death, disability or the participant’s employment with the Company is terminated by the Company without cause, time-based RSUs will vest pro-rata upon such termination based on the portion of the Cycle during which the participant was employed. The settlement of any time-based RSUs that become vested as described above will occur as soon as administratively practical after termination of employment, but in no event later than March 15 of the year after the year of termination.
Partial Vesting of LTIP Award. If a participant’s employment terminates for any reason during the first or second year of a Cycle, the participant forfeits eligibility to receive any LTIP payout associated with those Cycles. If, however, during the third year of a Cycle, a participant’s employment with the Company terminates due to his or her death, disability or the participant is terminated by the Company without cause, the participant will be eligible to earn a pro-rata portion of the LTIP payout. Any pro-rata cash payout, shares or other equity-based award vesting resulting from the LTIP cycle will be delivered to the employee (or, if applicable, the employee’s estate) as soon as administratively practicable after any payout would have taken place if the participant had remained employed, as described above, but in any event no later than March 15 after the year of termination.
Partial Vesting of Stock Options granted under the Option Program. If a participant’s employment terminates due to death, disability or the participant’s employment with the Company is terminated by the Company without cause, stock options will vest pro-rata upon such termination based on the portion of the Cycle during which the participant was employed. Such options will be exercisable for the period of time set forth in the terms and conditions related to the award.
For purposes of the Program:

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“ Affiliate” means any other individual, corporation, partnership, association, trust or other entity that, directly or indirectly, is in control of or is controlled by or is under common control with the Company.

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“cause” has the meaning set forth in the participant’s employment agreement (in existence at the time of determination) or terms and conditions of the award, or, if no such definition exists, means: (a) willful and repeated failure of an employee to perform substantially his or her duties (other than any such failure resulting from incapacity due to physical or mental illness); (b) an employee’s conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company or an Affiliate; (c) willful misconduct or gross negligence by an employee in connection with his or her employment; (d) unsatisfactory job performance; or (e) an employee’s breach of any material obligation or duty owed to the Company or an Affiliate.

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“disability” means: (a) a disability entitling the employee to long-term disability benefits under the applicable long-term disability plan of the Company (or an Affiliate if employee is employed by such Affiliate); or (b) if the employee is not covered by such a plan, a physical or mental condition or illness that renders the employee incapable of performing his or her duties for a total of 180 days or more during any consecutive 12-month period.

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“Good Reason” means any of the following events, occurring without employee’s prior written consent: (i) any material reduction in employee’s base salary (other than a proportionate reduction in salary which is applied to a majority of the Company’s employees); (ii) a material diminution of employee’s duties or responsibilities within the Company; and (iii) a relocation of employee’s primary work location (or office), or Company’s primary place of operation, by a distance of more than fifty (50) miles. Notwithstanding the foregoing, Good Reason shall only exist if employee shall have provided the Company with written notice within ninety (90) days of the initial occurrence of any of the foregoing events or conditions, and the Company or any successor or affiliate fails to eliminate the conditions constituting Good Reason within thirty (30) days after receipt of written notice of such event or condition from employee. Employee’s resignation from employment with the Company for Good Reason must occur within six (6) months following the initial occurrence of one of the foregoing events or conditions.

Effect of a Change in Control. If a Change in Control occurs during a Cycle and while a participant is actively employed by the Company or an Affiliate, and (1) the Program is terminated and a participant does not receive a replacement from a successor to the Company that is equivalent or greater than the value of the participant’s LTCP at the time of the Change in Control, as determined by the Compensation Committee in its sole discretion, or, (2) notwithstanding the forgoing, in the event that a participant, within one year of the Change in Control, is terminated without cause or terminates for Good Reason (the occurrence of (1) or (2), an “Acceleration Event”), then the following shall occur:

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Time-Based RSUs: All time-based RSUs will become fully vested and shares of Company common stock with respect to those RSUs will be delivered contemporaneous with, or as soon as practicable after, the Acceleration Event.

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LTIP: Generally, LTIP awards shall be deemed satisfied at target as of the date of the Change in Control, and remain subject to any conditions of continued employment. Upon a termination of employment without cause or for Good Reason, the target payout will be made.

•	Stock Options: Stock Options will become fully vested as of the Acceleration Event.
For purposes of the Program:

•	“Change in Control” has the meaning set forth in the Plan.

Other Program Information
Future Program Cycles. While the Company reserves the right to alter or discontinue the Program at any time, its present intent is to continue the Program for future Cycles. If an employee is eligible to participate in a future Cycle, additional information may be distributed at the start of that Cycle.
Administration. The Program is administered by the Compensation Committee. The Compensation Committee has the right to terminate or amend the Program and its components at any time for any reason. The Compensation Committee also has the authority to select employees to receive awards, to create, amend and rescind rules regarding the operation of the Program, to set/approve specific cycle goals, to determine whether LTIP goals have been achieved, to reconcile inconsistencies, to supply omissions, to fix administrative or scriveners errors and to otherwise make all determinations necessary or desirable for the operation of the Program. The Compensation Committee delegates the authority to amend the Program to the Chief Executive Officer, Chief Financial Officer, General Counsel or one or more of these employees as part of a committee of employees and/or directors of the Company, provided, however, that any amendment of the Program that is a “material amendment” (as determined pursuant to NASDAQ Stock Market Rule 5635© and the interpretive material thereunder) must be approved by the Compensation Committee or by a majority of the Company’s independent directors, as defined for purposes of such rule.
Awards Subject to the Plan; Adjustments. All awards granted pursuant to the Plan are subject to the provisions therein, including, without limitation, relating to the adjustments of and changes in the Company’s stock.
No Assignment. An employee may not assign, pledge or otherwise transfer any right relating to any award under the Program and any attempt to do so will be void.
No Right to Continued Employment. Participation in the Program does not give any employee any right to continue in employment or limit in any way the right of the Company or its subsidiaries or affiliates to terminate a participant’s employment at any time, for any reason.
Interaction between the Plan, the Program and Award Agreements. This Program is subject in its entirety to the terms and conditions of the Plan (if awards made hereunder are pursuant to the Plan). To the extent of any inconsistencies or conflicts between the terms of the Program and the terms of the Plan, the terms of the Plan shall govern. Furthermore, to the extent of any inconsistencies or conflicts between the terms of the Program and the terms and conditions of an award pursuant to the Plan, the terms and conditions of the award shall govern.

Effective January 18, 2013